Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Appoints Shelley B. Thunen Chief Financial Officer

IRVINE, Calif., January 2, 2013 – Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that it has appointed Shelley B. Thunen to the position of Chief Financial Officer, effective immediately. Ms. Thunen succeeds
Robert J. Krist, who, as previously announced, has decided to retire. Mr. Krist will remain available to the Company to ensure a smooth transition.

John McDermott, Chairman, President and Chief Executive Officer of Endologix, said, “We are very pleased to welcome Shelley Thunen to the Endologix management team. Shelley has extensive experience serving as a public company CFO in the medical technology industry, with expertise across all areas of finance, investor relations and business development, which will be beneficial as we continue to expand our business.”

Ms. Thunen’s experience in the medical technology industry includes having served as Chief Financial Officer of two Nasdaq-listed companies and several private companies in the sector. Prior to joining Endologix, Ms. Thunen served as Associate General Manager of Alcon LenSx, Inc. (acquired August 2010), a wholly owned Alcon company that develops and manufactures a laser and related disposable for use in cataract surgery. Prior to the acquisition by Alcon, Ms. Thunen served as Chief Financial Officer and Vice President, Operations at that company since 2009. She also served on the LenSx Board of Directors and as chairperson of the Audit Committee from 2008 until its acquisition in 2010. Ms. Thunen was a Board Member and chairperson of the Audit Committee for eyeonics, inc., a developer and manufacturer of accommodating intraocular lenses for the treatment of cataracts, from 2007 to 2008 until

Exhibit 99.1

eyeonics was acquired by Bausch & Lomb, a diversified ophthalmology company. From 2007 to 2009, Ms. Thunen was Chief Financial Officer of TherOx, Inc., a privately-held medical device company focused on cardiovascular therapeutics. From 2004 to 2007, Ms. Thunen was Executive Vice President and Chief Financial Officer, and from 2001 to 2004 Chief Financial Officer of IntraLase Corp.,a Nasdaq-listed ophthalmology company that designs, develops and manufactures the IntraLase laser and disposable product, used in LASIK surgery. IntraLase was acquired by Advanced Medical Optics, Inc., an NYSE-listed company, in 2007.

Ms. Thunen received a B.A. in Economics, cum laude, and a Masters of Business Administration (MBA), both from the University of California at Irvine.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

Forward Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements with respect to the transition of Endologix’s CFO position and Endologix’s continued growth, the accuracy of which are necessarily subject to risks and uncertainties, which are difficult or impossible to predict accurately and some of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales and development efforts for the Company's existing products and new products. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed

Exhibit 99.1

information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

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